UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	Hartford Funds Exchange-Traded Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

5 Radnor Corporate Center
Suite 300
100 Matsonford Road
Radnor, PA 19087

Telephone Number:	610-386-1844

Name and Address of Agent for Service of Process:

Alice A. Pellegrino, Esq.
c/o Hartford Funds
5 Radnor Corporate Center
Suite 300
100 Matsonford Road
Radnor, PA 19087

Copy to:

John V. O’Hanlon, Esquire
Dechert LLP
One International Place, 40th Floor
100 Oliver Street
Boston, Massachusetts 02110-2605

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒    NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the Township of Radnor, and Commonwealth of Pennsylvania, on the 19th day of December, 2016.

Hartford Funds Exchange-Traded Trust

		By:	/s/ Darek Wojnar
Darek Wojnar
President

Attest:	/s/ Alice A. Pellegrino
Alice A. Pellegrino
Secretary